EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DISCLIVE SIGNS EXCLUSIVE LICENSE AGREEMENT WITH VNUE

PIONEER IN ‘INSTANT LIVE’ RECORDING TO PROVIDE ASSETS AND SERVICES

(July 14th, 2017 – New York, NY) – VNUE Inc. today announced that it had struck an exclusive license agreement with RockHouse Live Media Productions, Inc., which does business as DiscLive Network – the pioneer in the “instant recording” space.

Under the terms of the multi-year agreement, DiscLive will provide to VNUE an exclusive license to utilize all assets, brands, intellectual property, inventory, etc., connected to its business of instant live recording. This means that DiscLive will provide its services exclusively through the business of VNUE, and that VNUE will book that revenue.

The license agreement was approved by a majority of the Board of Directors in a Board Resolution that was passed on July 10th, 2017.

Zach Bair, CEO of VNUE, and also president of DiscLive, said, "This license agreement is the natural progression of the DiscLive brand, and the next evolution of the immediate live industry. The DiscLive brand has been built over a 14 year time period, and that goodwill is valuable to the future of VNUE.”

Bair noted that since he is president of both companies, his fellow board members Matthew Carona, COO, and Anthony Cardenas, CCO, voted in favor of the license agreement in order to avoid a potential conflict.

About VNUE, Inc. (www.vnue.com)

VNUE, Inc., (OTC: VNUE) is a VNUE is a music technology company dedicated to further monetizing the live music experience for artists, labels, writers, publishers, and literally all stakeholders, by creating new and exciting products; by leveraging automation technology and second-to-none experience in the instant live space; and by identifying issues such as lack of transparency with performance rights organizations and solving this through innovation and our patent-pending solutions.  The VNUE team is the most experienced in our space, a group of technology entrepreneurs, artists and songwriters who are passionate about the future of the industry, and ensuring that the value of the rights holders are not lost in the context of new and ever-changing technology.  Our team has produced live content and created experiential products for such artists and companies as Peter Frampton, Bad Company, Devo, Blondie, Wind Up Records, EMI, Capitol Records, and many more. By (a) selling only live content through our platforms, to include not just major and independent label content, but creating and scaling our own “instant” live exclusive content, (b) processing and paying mechanical royalties on instant live content, and (c), ensuring proper accounting and payment to rights holders of material played in venues, VNUE has a perfect trifecta of solutions that will revolutionize the live music business.

About DiscLive (www.disclive.net)

DiscLive Network, formerly known as Abbey Road Live, and before that, Immediatek’s DiscLive, is the longtime pioneer in the field of recording artists live and releasing quality content to fans immediately after the show.  Lead by CEO Zach Bair, the DiscLive team is the most experienced in the space, and also provides all live production and operations for VNUE.  The DiscLive team has recorded concerts around the world and has produced exclusive content for such artists as Slash, Peter Frampton, Seether, Bad Company, REO Speedwagon, and many others. DiscLive provides live music fans with an exciting, high-quality replacement for “bootleg recordings.”  For additional information, please visit www.rockhouselive.com.

MEDIA CONTACTS:

For VNUE/DISCLIVE

Laurie Jakobsen – laurie@jaybirdcom.com

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